Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as this “Agreement”), entered into as of the 1st day of January, 2021, by and among Mercer Savings Bank (hereinafter referred to as “Bank”) and Timothy L. Bigham (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee is currently employed as the Senior Vice President - Operations of the Bank; and

WHEREAS, the Employee desires to continue to serve as the Senior Vice President - Operations of Bank; and

WHEREAS, the Employee and the Bank desire to enter into this Agreement to set forth the terms and conditions of the employment relationship.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Employee and the Bank hereby agree as follows:

Section 1.Employment and Term.

(a)Term. Upon the terms and subject to the conditions of this Agreement, the Bank hereby employs the Employee, and the Employee hereby accepts employment, as Senior Vice President - Operations of the Bank. The term of this Agreement shall commence on January 1, 2021, and shall end on December 31, 2021, subject to extension pursuant to subsection (b) of this Section 1 (hereinafter, including any such extensions, referred to as the “Term”), and to earlier termination as provided herein.
(b)Extension. This Agreement shall renew from year to year unless the Employee or Bank gives the other written notice thirty (30) days prior to each Anniversary Date that such party will not renew this Agreement. The initial term and any renewals thereof are referred to as the “Term.” In the event the Employee or Bank gives notice of non-renewal, this Agreement, with the exception of Section 11 hereof, all obligations of Bank to Employee under this Agreement will terminate at the expiration of the then existing Term. Sixty (60) days prior to each anniversary date hereof, the President/CEO will conduct a comprehensive performance evaluation and review of Employee to determine whether to give notice of non-renewal as provided herein. The evaluation and review shall be documented in the minutes of the Board or committee of Bank.

Section 2.Duties of Employee.

(a)General Duties and Responsibilities. As an officer of the Bank, the Employee shall perform the duties and responsibilities customary for such offices to the best of his ability and in accordance with the policies established by the Board of Directors of the Bank and all applicable laws and regulations. The Employee shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the Board of Directors and/or the President/CEO of the Bank; provided, however, that the Bank shall employ the Employee during the Term in a senior executive capacity without diminishment of the importance or prestige of his position.

(b)Devotion of Entire Time to the Business of the Bank. The Employee shall devote his entire productive time, ability and attention during normal business hours throughout the Term to the faithful performance of his duties under this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board of Directors of the Bank; provided, however, that the Employee shall not be precluded from (i) paid time off and other leave time in accordance with Section 3(f) hereof; and (ii) reasonable participation in community, civic, charitable or similar organizations; or (iii) the pursuit of personal investments which do not interfere or conflict with the performance of the Employee’s duties to the Bank.

Section 3.Compensation, Benefits and Reimbursements.

(a)Salary. The Employee shall receive during the Term an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $74,022.00 until changed by the Board of Directors of the Bank in accordance with Section 3(b) of this Agreement or otherwise.
(b)Annual Salary Review. Each year throughout the Term, the annual salary of the Employee shall be reviewed by the President/CEO of Bank and shall be set, effective for the next year, at a total amount of not less than $74,022.00, based upon the Employee’s individual performance and the overall profitability and financial condition of the Bank.
(c)Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared by the Board of Directors of the Bank.
(d)Expenses. In addition to any compensation received under Section 3(a) or (b) of this Agreement, the Bank shall pay or reimburse the Employee for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement. Such reimbursement shall be made in accordance with the existing policies and procedures of the Bank pertaining to reimbursement of expenses to senior management officials.
(e)Employee Benefit Program. During the Term, the Employee shall be entitled to participate in all formally established employee benefit, thrift, bonus, pension and profit-sharing plans and similar programs that may be maintained by the Bank from time to time, including programs pertaining to group health, disability or life insurance, reimbursement of membership fees in civic, social and professional organizations and all employee benefit plans or programs hereafter adopted in writing by the Board of Directors of the Bank, for which senior management personnel are eligible. Notwithstanding the foregoing sentence, the Bank may discontinue or terminate at any time any such Benefit Plans, now existing or hereafter adopted, to the extent permitted by the terms of such plans and shall not be required to compensate the Employee for such discontinuance or termination.
(f)Vacation. During the Term and on a non-cumulative basis, Employee shall be entitled to vacation in each year of this Agreement in accordance with Bank’s vacation policy as then in effect, during which Employee’s Base Salary will be paid in full.
(g)Withholding. During the Term, Bank may deduct from each payment of compensation under this Agreement all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA, and other withholding requirements and as specifically authorized by Employee in writing.
(h)Loan Discount. Employee loan discounts in effect at termination shall remain in effect until loans are paid off except for termination for just cause.

Section 4.Termination of Employment.

(a)General. For purposes of this Agreement, (i) a termination of employment shall mean the Employee’s separation from service, as that phrase is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation (“Reg.”) § l.409A-1(h); and (ii) any reference to a termination by or from the Bank shall include a termination by or from any other entity that, along with the Bank, would be considered a “service recipient” within the meaning of Section 409A of the Code and Reg. § 1.409A-1(g).   The following subsections (A), (B) and (C) of this Section 4(a) shall govern the obligations of the Bank to the Employee upon the occurrence of the events described in such subsections:
(A)Termination for Just Cause. In the event that the Bank terminates the employment of the Employee during the Term because of the Employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this Agreement, willful violation of any law, rule, regulation or final cease-and-desist order (other than traffic violations or similar offenses), conviction or plea of guilty or nolo contendere of a felony or for fraud or embezzlement, or material breach of any provision of this Agreement (collectively, “Just Cause”), the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination and this Agreement shall terminate at that time.  No act, or failure to act, on the Employee’s part shall be considered “willful” if he has acted or failed to act with good faith and with a reasonable belief that his action or failure to act was in the best interests of the Bank.
(B)Termination in Connection with Change of Control.

(1)In the event that the Bank terminates the employment of the Employee before the expiration of the Term without Just Cause and within six months before the occurrence of a Change of Control (as defined hereinafter) or within one year following the occurrence of a Change of Control, and if the Employee signs a general release as required by Section 4(d) of this Agreement, then the following shall occur:

(a)The Bank shall promptly pay to the Employee, or to his dependents, beneficiaries or estate, an amount equal to fifty percent (50%) the Employee’s Compensation (as defined below) in a lump sum without reduction for time value of money or other discount. This payment shall be made as promptly as practicable, but in no event later than 30 days from the date on which Employee is terminated. For purposes of this section, “Employee’s Compensation” shall mean: (I) the higher of the Employee’s annual base salary immediately prior to occurrence of the Change of Control or termination of the Employee’s employment without Just Cause; plus (II) the annual highest bonus paid to the Employee by the Bank during the five years preceding his termination or such shorter period of time as the Employee has been employed by the Bank;
(b)Provided the Employee and/or any eligible dependents properly elect COBRA (as defined herein) coverage, the Bank or its successors, survivors or assigns shall pay fifty percent (50%) of all applicable premiums for continuation coverage for the Employee and/or his dependents under the group health plan of the Bank in which the Employee was a participant at the time of the termination of his employment until the date on which the Employee is eligible to participate in a group health plan of another employer as a full-time employee; provided, however, that in no event shall this period extend beyond the period of time during which the Employee would be entitled to continuation coverage under the group health plan of the Bank under Section 4980B (COBRA) of the Code;
(c)The Bank or its successors, survivors or assigns shall reimburse the Employee for fifty percent (50%) of all applicable premiums paid by the Employee and not otherwise reimbursed or compensated for by insurance for disability and life insurance policies not to exceed, in scope or benefit, any group disability and/or life insurance plan of the Bank in which the Employee was a participant at the time of the termination of his employment until the earlier of eighteen (18) months after the Employee’s termination of employment or the date on which the Employee is eligible to participate in a similar disability or life insurance plan of another employer as a full-time employee. Any reimbursement made pursuant to this Section 4(a)(B)(1)(c) shall (I) be limited to the amount the Bank pays for each such disability and life insurance policies for their then current employees; (II) not affect the expenses eligible for reimbursement in any other taxable year of the Employee; (III) be made on or before the last day of the taxable year in which the expense was incurred; and (IV) not be subject to liquidation or exchange for another benefit; and
(d)The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Bank hereunder, except as specifically stated in subsections (b) and (c).
(2)The Employee may terminate his employment with the Bank for Good Reason (as defined below) during the one-year period following the occurrence of a Change of Control and, if Employee signs a general release as required by Section 4(d) of this Agreement, shall be entitled to the compensation and benefits as set forth in Section 4(a)(B)(1) of this Agreement. For purposes of this subsection, the term “Good Reason” shall mean the occurrence of any of the following during the one-year period following the occurrence of a Change of Control:
(a)a material diminution in the Employee’s base compensation;
(b)a material diminution in the Employee’s authority, duties, or responsibilities (for this purpose and without limiting the foregoing, a material diminution shall be deemed to occur if the Employee is no longer the Senior Vice President of the Bank);

(c)a material diminution in the budget over which the Employee retains authority;
(d)a material change in the geographic location at which the Employee is required to perform services; or
(e)the Bank or any of its successors or assigns otherwise breaches this Agreement in any material respect.

The Employee shall be required to provide written notice to the Bank or its successors or assigns within ninety (90) days of the initial existence of the condition constituting Good Reason, and the Bank shall have thirty (30) days from the giving of this written notice in which to remedy the condition constituting Good Reason and not be required to pay the compensation and benefits described in Section 4(a)(B)(1). If the Employee shall fail to provide such written notice to the Bank within the period described above, then he will be deemed to have consented to such condition and the Bank shall have no obligation to pay the compensation and benefits described in Section 4(a)(B)(1) with respect to such condition.

(3)Definition of “Change of Control”. “Change of Control” shall mean the sale, transfer, merger or assignment of all or substantially all of the assets of the Bank to any third party.
(C)Termination Without Change of Control. In the event that the employment of the Employee is terminated by the Bank before the end of the Term for any reason other than death, the inability to perform his duties because of a medically diagnosable condition as provided in Section 4(c) of this Agreement, Just Cause or in connection with or within six months before or one year after a Change of Control, or in the event that the employment of the Employee is terminated by the Employee for Good Reason, and if the Employee signs a general release as required by Section 4(d) of this Agreement, the Bank shall be obligated (1) to make a lump sum payment to the Employee within two weeks after the Employee’s termination of employment in the amount equal to fifty percent (50%) of the annual salary that would have been paid to the Employee pursuant to Section 3(a) or (b) of this Agreement for the remainder of the Term; and (2) provided the Employee and/or any eligible dependents properly elect COBRA coverage, until the earlier of the Employee and his spouse both becoming 65 years of age or the Employee’s becoming employed full-time by another employer, to provide to the Employee and/or his dependents at the Employee’s expense, health, life and disability benefits substantially equal to those being provided to the Employee at the date of termination of his employment. The Bank’s obligation to provide life and disability benefits shall be contingent on the Employee and/or his dependents being insurable in the Bank’s group insurance plans. Notwithstanding the foregoing provisions, the Employee and his spouse may only participate in a health insurance program for as long as the Bank makes available an employee group health insurance program which permits the Bank to make coverage available for similarly situated former employees; provided further, that if the Bank makes available an employee group health insurance program that would permit terminated employees and their spouses to continue to be covered past age 65, the Employee and his spouse shall be permitted to participate in such program, with all premiums paid by the Employee and/or his spouse, for so long as the Bank maintains such a program; and provided further, however, that the Bank shall not be required to provide or maintain any employee group insurance program.

(b)Death of the Employee. The Term automatically terminates upon the death of the Employee, unless the employment of Employee has been terminated prior to Employee’s death pursuant to Section 4(a) of this Agreement. In the event of such death, the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which the death occurred, except as otherwise specified herein.
(c)Medically Diagnosable Condition: Inability of the Employee to Perform Duties. If the Employee is unable to perform his duties as set forth in Section 2 of this Agreement because of a medically diagnosable physical or mental condition for a period of one hundred eighty (180) consecutive days or more, the Bank shall have the right to terminate the employment of the Employee by giving his written notice. In the event that the employment of the Employee is terminated by the Bank before the end of the Tenn as provided in this Section 4(c), then the Employee shall be entitled to receive the Bank’s group and other disability income benefits of the type, if any, then provided by the Bank for executive officers.
(d)Payments Conditioned on General Release. As a condition precedent to the payment by the Bank to the Employee of any amounts and/or the providing to the Employee and/or his dependents any benefits provided in Sections 4(a)(B) and/or 4(a)(C) of this Agreement, the Employee shall execute a valid general release of any and all claims against the Bank and any other affiliates of the Bank, in a form prescribed by the Bank. If such release is not executed and returned to the Bank within sixty (60) days after the Employee’s termination, the Employee shall forfeit all rights under Sections 4(a)(B) and 4(a)(C) of this Agreement.
(e)“Golden Parachute” Provision.

(i)Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(ii)In the event that payments pursuant to Section 4(a), alone or in combination with any other compensation, would result in the imposition of a penalty tax pursuant to Sections 280G and 4999 of the Code and the regulations promulgated thereunder (collectively, “Section 280G”), such payments shall be reduced to the maximum amount that may be paid under Section 280G without resulting in the imposition of a penalty tax. For purposes of this Section, any determination that a payment is subject to Section 280G shall be made in writing by the principal certified public accounting firm or other professional selected by the Bank in its sole discretion. In the event a reduction in payments is necessary in order to comply with the requirements of this Agreement relating to Section 280G or applicable regulatory limits, the Employee may determine, in his sole discretion, which categories of payments are to be reduced or eliminated.

(f)Termination of Agreement. This Agreement shall terminate, as follows:
(i)If the Employee signs a general release as required by Section 4(d) of this Agreement on or before the sixtieth (60th) day after the termination of his employment, when the Bank has satisfied any obligations to the Employee under Sections 4(a)(B) and/or 4(a)(C) of this Agreement.
(ii)If the Employee does not sign a binding general release as required by Section 4(d) of this Agreement, on or before sixtieth (60th) day after the termination of his employment, at the end of that sixty-day period.

Section 5. Special Regulatory Events. Notwithstanding Section 4 of this Agreement, the obligations of the Bank to the Employee shall be as follows in the event of the following circumstances:

(a)If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (hereinafter referred to as the “FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, pay the Employee all or part of the compensation withheld while the obligations in this Agreement were suspended and reinstate, in whole or in part, any of the obligations that were suspended.
(b)If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of such order; provided, however, that vested rights of the Employee shall not be affected by such termination.
(c)If the Bank is in default, as defined in Section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default; provided, however, that vested rights of the Employee shall not be affected.
(d)All obligations under this Agreement shall be terminated, except to the extent of a determination that the continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the Federal Deposit Insurance Corporation (“FDIC”) or State of Ohio (“Ohio”) (hereinafter referred to as the “Regulators”), or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director of the Regulators, or his or her designee, at any time the Director of the Regulators, or his or her designee, approves a supervisory merger to resolve problems related to the operation of the Bank or when either of them are determined by the Director of the Regulators to be in an unsafe or unsound condition. No vested rights of the Employee shall be affected by any such action.

Section 6. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Bank from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all of the Bank’s obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Bank” as used herein shall mean such other corporation or entity and this Agreement shall continue in full force and effect; provided, however, that the assumption of the Bank’s obligations and undertakings hereunder shall not affect the Employee’s right to payments pursuant to Section 4(a)(B) of this Agreement in connection with such consolidation, merger or transfer of assets.

Section 7. Confidential Information. The Employee acknowledges that during his employment he will learn and have access to confidential information regarding the Bank and its customers and businesses. The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the Bank consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the Bank, its subsidiaries or affiliates, or to any of the businesses operated by them, and the Employee confirms that such information constitutes the exclusive property of the Bank. The Employee shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank, its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank.

Section 8. Noncompetition. During the term and, in the event of Employee’s termination of employment for Cause or pursuant to Section 4(a), thereafter for a period of twelve (12) months, employee will not (except on the behalf of or with the prior written consent of Bank), with the Area, either directly or indirectly, on employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Bank, engage in any business which is the same as or essentially the same as the business of Bank. Area shall mean the geographic area the radius of which is forty (40) miles from the main office of Bank.

Section 9. Nonsolicitation of Customers. During the Term and, in the event of Employee’s termination of employment, regardless of the reason for such termination, thereafter for a period of twelve (12) months, Employee will not (except on behalf of or with the prior written consent of Bank), on Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of Bank’s customers, including actively sought prospective customers, with whom Employee has or had material contact during the last one (1) year of Employee’s employment, for purposes of providing products or services that are competitive with those provided by Bank.

Section 10. Nonsolicitation of Employees. During the Term and, in the event of Employee’s termination of employment, regardless of the reason for such termination, thereafter for a period of twelve (12) months, Employee will not (except on behalf of or with the prior written consent of Bank), on Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of Bank, whether or not such employee is a full-time employee or a temporary employee of Bank and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period of is at will.

Section 11. Indemnification. During the Term and thereafter, Bank shall indemnify Employee (and his heirs, executors and administrators) to the fullest extent permitted under Ohio law against all expenses and liabilities reasonable incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of Bank (whether or not he continues to be an officer or director at the time of incurring such expenses or liabilities) (the “Actions”), such expenses and liabilities to include, but not limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board). During the term and thereafter, The Bank shall advance reasonable costs and expenses, including reasonable attorneys’ fees, to Employee (and his heirs, executors and administrators) with respect to Actions to the fullest extent permitted under Ohio law. Such indemnification shall not extend to matters as to which Employee is finally adjudged to be liable for willful misconduct in the performance of his duties.

Section 12. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Bank’s prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

Section 13.  No Attachment.  Except as required by law, no right to receive payment under this

Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

Section 14. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Bank and their respective successors and assigns.

Section 15. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

Section 16. Section 409A of the Code. The compensation and benefits payable pursuant to this Agreement are intended to be exempt from the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted in a manner that results in its continued exemption from the requirements of that section. In the event the Employee is a “specified employee” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder and as determined under the Bank’s policies for determining specified employees, on the date of termination, then payment of any amounts subject to Section 409A of the Code shall be paid on the first business day of the seventh month following the date of the Employee’s termination, or, if earlier, the date of the Employee’s death.

Section 17. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

Section 18. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then any prior Agreement between the Bank (or any predecessor thereof) and the Employee shall be deemed reinstated to the full extent permitted by law, as if this Agreement had not been executed, notwithstanding Section 21 hereof.

Section 19. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 20. Governing Law. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.

Section 21. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank and the Employee, each of which is hereby terminated and is of no further force or effect.

Section 22. Notices.  Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to Bank:

Mercer Savings Bank

1100 Irmscher Boulevard

Celina, OH 45822

Attention: President/CEO

With copies to:

Purdy, Lammers & Schiavone

113 East Market Street

Celina, OH 45822

Attention: Thomas D. Lammers

If to the Employee to:

Timothy L. Bigham

116 South Ash Street

Saint Marys, OH 45885

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

Mercer Savings Bank		Timothy L. Bigham

By:	/s/ William U. Martin	/s/ Timothy L. Bigham
Its:	President/CEO